Exhibit 99.1

Release Immediately
06-04-F

HERCULES REPORTS FIRST QUARTER 2006 RESULTS

WILMINGTON, DE, April 26, 2006 . . . Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended March 31, 2006 of $14.7 million, or $0.13 per diluted share, as compared to $4.9 million, or $0.04 per diluted share, for the first quarter of 2005.(1)

Net income from ongoing operations(2) for the first quarter of 2006 was $26.4 million, or $0.24 per diluted share. This compares to net income from ongoing operations of $21.1 million, or $0.19 per diluted share, in the first quarter of 2005. Please refer to Table 2 for a reconciliation of net income from ongoing operations to reported net income.

Cash flow from operations for the quarter ended March 31, 2006 was $27.7 million, an increase of $58.0 million as compared to the same period last year. In the first quarter of 2005, the Company voluntarily contributed $40 million to its U.S. pension plan.

Net sales in the first quarter of 2006 were $527.3 million, an increase of 5% from the same period last year. Volumes and pricing increased by 6% and 2%, respectively. Rates of exchange reduced sales by 3% during the quarter.

Compared to the first quarter of 2005, net sales in the first quarter of 2006 increased 12% in North America, 31% in Latin America and 7% in Asia Pacific. Europe was lower by 7%. Excluding the impact of the Euro, sales in Europe increased 2% against the first quarter of 2005. Aqualon’s strong European sales offset weaker sales of Paper Technologies in that region.

Reported profit from operations in the first quarter of 2006 was $56.9 million, an increase of 34% compared with $42.6 million for the same period in 2005. Profit from ongoing operations in the first quarter of 2006 was $63.6 million, an increase of 16% compared with $55.0 million in the first quarter of 2005.

"We are off to a strong start in 2006," said Craig A. Rogerson, President and Chief Executive Officer. "I am pleased with our results and our progress in sales, earnings and cash flow growth, as well as the continued strengthening of our balance sheet in spite of $20 million of higher raw material, utility and freight costs in the first quarter as compared to the same quarter of 2005."

On March 31st, the Company received $109 million in cash proceeds as a result of the FiberVisions transaction.

Interest and debt expense was $20.7 million in the first quarter of 2006, down $1.5 million or 7% compared with the first quarter of 2005, reflecting lower outstanding debt balances and improved debt mix, partially offset by increased variable short term rates.

Total debt was $1.088 billion at March 31, 2006, a decrease of $21 million from year-end 2005. Cash and cash equivalents was $160.5 million at March 31, 2006, an increase of $83.2 million from year-end 2005, primarily reflecting the proceeds from the FiberVisions’ sale. On April 6, 2006, $103 million of the 11.125% Senior Notes was retired through a tender offer at a total cash cost of $112 million.

Capital spending was $8.1 million in the first quarter as compared to $10.5 million in the same period last year. Cash outflows for severance, restructuring and other exit costs were $7.7 million in the quarter.

Segment Results - Reported Basis

In the Aqualon Group, net sales increased 16% while profit from operations increased 10% in the first quarter as compared with the first quarter of 2005. All segments had increased sales in the first quarter as compared to the prior year. In the aggregate, the sales increase was driven by 25% higher volumes (16% excluding the acquisition of the guar and guar derivatives business), partially offset by 5% unfavorable product mix (flat excluding the acquisition) and 4% unfavorable rates of exchange. Pricing, in the aggregate, was flat. Overall the acquisition accounted for a 4% sales increase.

Coatings & Construction sales increased 8% in the first quarter of 2006 as compared to the same period of last year, primarily due to 18% higher volumes partially offset by 5% lower pricing and 5% unfavorable rates of exchange. Sales were strong in most regions, recovering from the soft conditions noted last year in the European markets. Pricing in the aggregate was lower, reflecting in part continued pricing challenges in methylcellulose construction products.

Regulated industry sales increased 13% in the first quarter of 2006 as compared to the same period of last year, primarily due to 16% increased volumes and 1% increased prices, partially offset by 4% unfavorable rates of exchange. Solid volume growth was achieved in both the pharmaceutical and food industries.

Energy & Specialties sales increased 29% in the first quarter of 2006 as compared to the same period of last year. The increase was due to 27% higher volumes/mix (15% excluding the acquisition) and 5% higher prices, partially offset by 3% unfavorable rates of exchange. The natural gas and oil services sector demand continues to be strong and price increases were achieved across many of the specialty products families.

Profit from operations increased $3.7 million, primarily as a result of the higher volumes and the associated contribution margin, partially offset by higher raw material, transportation and utility costs. SG&A costs were slightly higher compared to the prior year, reflecting higher technology and other spending to support growth.

"Aqualon’s volumes improved significantly from last year as we benefited from both organic growth and bolt-on acquisitions," said Mr. Rogerson. "We continue to grow in emerging markets and expect pricing to show steady improvement going forward.”

In the Paper Technologies and Ventures Group, net sales in the first quarter increased 1% and profit from operations increased 11% compared with the same quarter in 2005.

Paper Technologies sales increased 1% due to 3% increased prices and a 4% improved product mix, partially offset by 4% lower volumes and 2% unfavorable rates of exchange. The improved mix reflects higher sales of new products in both the process and functional products families. Increased pricing in the aggregate was achieved in all regions of the world. Volumes were lower in both the Americas and Europe, while Asia remained strong.

Venture sales increased 5% primarily due to 5% higher prices and a 1% improved product mix, partially offset by 1% lower volumes.

The increase in profit from operations reflects improved selling prices, a favorable product mix and lower selling, general and administrative (SG&A) costs, partially offset by higher raw materials, transportation and utility costs. Severance, restructuring and other exit costs and accelerated depreciation of impaired assets taken in the first quarter of 2006 were $6.4 million, essentially flat as compared to the same period of 2005. Reflecting the benefit of restructuring initiatives, SG&A costs were lower than the prior year despite higher legal fees associated with patent defense costs and higher allocated pension expenses.

"Western European markets proved challenging again in the first quarter of this year, but our strategy of improving the product mix and increasing selling prices continues to show progress," commented Mr. Rogerson. “And our continued focus on streamlining the costs to serve our customers has helped improve our results."

In FiberVisions, net sales in the first quarter decreased 8% compared with the first quarter of 2005. Profit from operations was $0.5 million, an increase of $2.6 million compared with a loss of $2.1 million in the first quarter of 2005. The net sales decrease reflected 2% higher prices and a 1% favorable product mix, offset by 8% unfavorable volume and 3% unfavorable rates of exchange.

FiberVisions' selling prices have increased, essentially offsetting raw material cost increases. Raw material costs, primarily polypropylene, have increased by approximately $1.7 million from the first quarter of 2005. The higher operating profit reflected the discontinuation of depreciation charges due to the then pending sale, partially offset by lower sales volumes due to the delay in the commercialization of new products. Due to the sale of a majority interest in FiberVisions, Hercules share of the division’s results will be included within the equity earnings of affiliated companies starting in the second quarter.

Outlook

“We are optimistic about both earnings and cash flow growth as we look forward into 2006 and beyond, in spite of the continuing challenges we and our industry face related to elevated energy prices," said Mr. Rogerson. "We see many opportunities in our businesses and markets for profitable growth. We are investing organically and through acquisitions to seize these opportunities.”

First Quarter Conference Call and Webcast

The Company will discuss first quarter 2006 results tomorrow, April 27th, at 8:00 a.m. EDST.

Teleconference:                 (973) 582-2734 - Ask for Conference ID # 7284954
                                             Please call 10 to 15 minutes prior to the call.

Webcast:   Listen-only mode via Internet broadcast from www.herc.com
                                             under Shareholder Info.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to execute and integrate acquisitions, ability to execute divestitures, ability to increase prices, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, risks in developing new market opportunities, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:        John S. Riley (302) 594-6025
Investor Contact:    Stuart L. Fornoff (302) 594-7151

HERCULES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)                  (Unaudited)
Table 1	THREE MONTHS ENDED MARCH 31
	2006	2005
Net sales	$527.3	$501.9
Cost of sales	360.7	337.6
Selling, general and administrative expenses	91.3	99.7
Research and development	9.6	10.3
Intangible asset amortization	1.6	2.0
Other operating expense, net	7.2	9.7
Profit from operations	56.9	42.6
Interest and debt expense	20.7	22.2
Other expense, net	10.6	21.2
Income (loss) before income taxes and equity income	25.6	(0.8)
Provision (benefit) for income taxes	10.7	(6.5)
Income before equity loss	14.9	5.7
Equity loss of affiliated companies, net of tax	(0.5)	(0.1)
Net income from continuing operations before discontinued operations	14.4	5.6
Net loss from discontinued operations, net of tax	(0.6)	(0.7)
Cumulative effect of change in accounting principle(3)	0.9	-
Net income	$14.7	$4.9
Basic earnings (loss) per share:
Continuing operations	$0.13	$0.06
Discontinued operations	(0.01)	(0.01)
Cumulative effect of change in accounting principle	0.01	-
Net income (loss)	$0.13	$0.05
Weighted average # of basic shares (millions)	110.2	108.4
Diluted earnings (loss) per share:
Continuing operations	$0.13	$0.05
Discontinued operations	(0.01)	(0.01)
Cumulative effect of change in accounting principle	0.01	-
Net income (loss)	$0.13	$0.04
Weighted average # of diluted shares (millions)(3)	110.5	110.5

Income (loss) before income taxes and equity income	$25.6	$(0.8)
Interest and debt expense	20.7	22.2
EBIT(2)	46.3	21.4
Depreciation and amortization, net of amortization of debt issuance costs	24.5	25.3
EBITDA(2)	$70.8	$46.7

(Unaudited)
Table 1 (continued) SEGMENT DATA (Dollars in millions)	THREE MONTHS ENDED MARCH 31
	2006	2005
Net Sales By Segment
Paper Technologies	$199.9	$198.6
Ventures	54.3	51.9
Paper Technologies & Ventures Group	254.2	250.5

Coatings & Construction	86.7	79.8
Regulated	47.1	41.7
Energy & Specialties	70.1	54.5
Aqualon Group	203.9	176.0

FiberVisions	69.2	75.4
TOTAL	$527.3	$501.9
Profit From Operations By Segment
Paper Technologies & Ventures Group	$14.6	$13.1
Aqualon Group	39.5	35.8
FiberVisions	0.5	(2.1)
Corporate	2.3	(4.2)
TOTAL	$56.9	$42.6

(Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED MARCH 31, 2006				THREE MONTHS ENDED MARCH 31, 2005
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$14.7	$0.13	$56.9	$70.8	$4.9	$0.04	$42.6	$46.7
Discontinued Operations, net of tax	0.6	0.01	-	-	0.7	0.01	-	-
Cumulative effect of change in accounting principle, net of tax	(0.9)	(0.01)	-	-	-	-	-	-
Legal accruals and settlements(4)	(2.0)	(0.02)	(3.6)	(3.1)	9.6	0.09	-	14.8
Severance, restructuring and other exit costs	4.7	0.04	7.3	7.3	5.4	0.05	8.3	8.3
Accelerated depreciation	2.0	0.02	3.0	-	0.3	-	0.5	-
Loss on debt prepayment, and write-off of debt issuance costs	1.0	0.01	-	1.5	3.3	0.03	-	5.0
Loss on sale of FiberVisions	5.1	0.05	-	5.1
Accelerated vesting of stock compensation	-	-	-	-	1.8	0.02	2.8	2.8
Other(5)	0.3	-	-	0.4	0.5	-	0.8	0.2
Subtotal adjustment items(6)	10.8	0.10	6.7	11.2	21.6	0.20	12.4	31.1
Tax benefit (detriment) to adjust to the ongoing tax rate	0.9	0.01	-	-	(5.4)	(0.05)
Ongoing Operations(2)	$26.4	$0.24	$63.6	$82.0	$21.1	$0.19	$55.0	$77.8

  (Unaudited)
Table 3 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED MARCH 31, 2006
(Dollars in millions, except per share)	Paper Technologies & Ventures Group	Aqualon Group	FiberVisions	Corporate Items	Total Hercules
Profit from Operations	$14.6	$39.5	$0.5	$2.3	$56.9
Severance, restructuring and other exit costs	3.7	2.6	-	1.0	7.3
Asset impairments and accelerated depreciation	2.7	-	-	0.3	3.0
Legal accruals and settlements(4)	-	-	-	(3.6)	(3.6)
Subtotal adjustment items	6.4	2.6	-	(2.3)	6.7
Profit from Ongoing Operations(2)	$21.0	$42.1	$0.5	-	$63.6

  (Unaudited)
Table 4 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED MARCH 31, 2005
(Dollars in millions, except per share)	Paper Technologies & Ventures Group	Aqualon Group	FiberVsions	Corporate Items	Total Hercules
Profit from Operations	$13.1	$35.8	($2.1)	(4.2)	$42.6
Severance, restructuring and other exit costs	5.9	1.5	0.6	0.3	8.3
Accelerated vesting of stock compensation	-	-	-	2.8	2.8
Other(5)	0.5	(0.3)	-	1.1	1.3
Subtotal adjustment items	6.4	1.2	0.6	4.2	12.4
Profit from Ongoing Operations(2)	$19.5	$37.0	($1.5)	-	$55.0

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)
(Unaudited)
Table 5	MAR 31	DEC 31
	2006	2005
Assets
Current assets
Cash and cash equivalents	$160.5	$77.3
Accounts receivable, net	302.6	291.0
Inventories	196.5	185.0
Other current assets(7)	74.3	290.1
Total current assets	$733.9	$843.4
Property, plant and equipment, net	528.3	535.4
Other assets	1,195.7	1,190.0
Total assets	$2,457.9	$2,568.8
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$168.6	$173.4
Other current liabilities(7)	250.4	322.3
Current debt obligations	11.3	16.7
Total current liabilities	$430.3	$512.4
Long-term debt	1,076.8	1,092.3
Other liabilities	892.3	988.8
Total liabilities	$2,399.4	$2,593.5
Total stockholders' (deficit) equity	58.5	(24.7)
Total liabilities and stockholders' (deficit) equity	$2,457.9	$2,568.8

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)
 (Unaudited)
Table 6	THREE MONTHS ENDED MARCH 31
	2006	2005
Cash Flows from Operating Activities:
Net income	$14.7	$4.9
Adjustments to reconcile net income to cash provided by (used in) operations:
Depreciation and amortization	24.9	26.0
Deferred income tax provision and income taxes payable	2.2	(27.5)
Loss on sale of 51% interest in FiberVisions	5.1	-
Other noncash charges and credits	1.2	4.9
Working capital, net	(18.9)	(24.4)
Asbestos-related assets and liabilities, net	2.7	13.2
Pension and postretirement benefits	5.9	(36.3)
Non-current assets and liabilities, net	(2.2)	8.9
FiberVisions assets and liabilities held for sale	(7.9)	-
Net cash provided by (used in) operating activities	27.7	(30.3)
Cash Flows from Investing Activities:
Capital expenditures	(8.1)	(10.5)
Proceeds from sale of 51% interest in FiberVisions(a)	27.0	-
Acquisition of the assets of Benchmark Polymer Products, L.P.	(21.4)	-
Investment in Hercules Tianpu Chemical Co.	(5.0)	-
Proceeds from fixed asset disposals/other	(0.1)	0.2
Net cash used in investing activities	(7.6)	(10.3)
Cash Flows from Financing Activities:
Long-term debt issued by FiberVisions, net of issuance costs(a)	83.7	-
Debt repayments and change in short term debt	(21.3)	(31.1)
Treasury stock issued / Other	0.2	1.5
Net cash provided by (used in) financing activities	62.6	(29.6)
Effect of exchange rate changes on cash	0.5	(0.8)
Net increase (decrease) in cash and cash equivalents	83.2	(71.0)
Cash and cash equivalents at beginning of period	77.3	126.5
Cash and cash equivalents at end of period	$160.5	$55.5

(a) Cash received by Hercules from the FiberVisions transaction was $109.0 million, which is net of a prior reimbursement of $1.7 million in transaction costs.

NOTES:

(1) Prior period results have been restated to reflect Terpene Specialties as a discontinued operation. The results were previously reported in Engineered Materials & Additives (Pinova). The tables below provide the amounts reclassified to discontinued operations for selected years and for the quarters in 2005.

$ in millions, except EPS
		As Reported
Year ended December 31,	Sales	Operating Profit	Diluted Earnings Per Share from Continuing Operations Increase	Diluted Ongoing Earnings Per Share Increase *
2005	$13.7	($9.9)	$0.06	$0.01
2004	$12.4	($4.0)	$0.02	$0.02
2003	$10.0	($1.6)	$0.01	$0.01
2002	$11.3	($2.6)	$0.02	$0.02

		As Reported
Quarter ended,	Sales	Operating Profit	Diluted Earnings Per Share from Continuing Operations Increase	Diluted Ongoing Earnings Per Share Increase *
March 31, 2005	$3.2	($1.1)	$0.01	-
June 30, 2005	$3.8	($0.3)	-	-
Sept 30, 2005	$3.3	($0.6)	-	-
December 31, 2005	$3.4	($7.9)	$0.05	$0.01

*Operating profit in the tables above includes charges for restructuring and severance, asset impairments, and inventory write-downs. These items were previously excluded in the determination of ongoing operations.

(2) Ongoing operations, profit from ongoing operations, net income from ongoing operations, EBIT and EBITDA, wherever used herein, are non-GAAP financial measures. The ongoing operations include Paper Technologies and Ventures, the Aqualon Group and FiberVisions. Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company's insurance carriers, executive retirement benefits, and legal accruals and settlements. It also excludes the impact of the prepayment and refinancing of long-term debt. Please refer to Tables 2, 3, and 4 for the reconciliation of reported to ongoing operations for the quarter.
EBIT is calculated as net income (loss) before income taxes plus interest and debt expense. EBITDA is calculated as net income (loss) before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.
EBIT and EBITDA are measures commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies. In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance. Management believes that EBIT and EBITDA information is useful to investors for these reasons. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(3) The Company adopted SFAS 123(R), Share-Based Payments, effective January 1, 2006. In accordance with this pronouncement, a cumulative effect adjustment was recorded to account for estimated forfeitures. Effective with the quarter ended March 31, 2006, weighted average number of diluted shares in 2006 are calculated in accordance with this pronouncement.

(4) These accruals and settlements relate to non-asbestos litigation matters.

(5) Other primarily includes gains and losses related to formerly divested businesses and other costs.

(6) Adjustment items have been tax affected at the U.S. federal statutory tax rate of 35% for 2006 and 2005, except the loss on the sale of FiberVisions, which had no corresponding tax benefit as valuation allowances were established on the capital loss. Additionally, the related earnings per share impact is based upon diluted shares totaling 110.5 million for each of the three-month periods ended March 31, 2006 and 2005.

(7) Pursuant to the FiberVisions plan of disposition, the division's assets and liabilities have been reclassified as assets and liabilities held for sale in the December 31, 2005 Condensed Consolidated Balance Sheet. Assets held for sale totaling $202.7 million are included in Other current assets; liabilities held for sale of $66.6 million are included in Other current liabilities.